FORM 4 ☐ Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF
CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: January 31, 2005 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer (Check all applicable)
	Lief	Jack			Arena Pharmaceuticals, Inc. (ARNA)				X Director	10% Owner

	(Last)	(First)	(Middle)	3.	I.R.S. Identification Number of Reporting Person (voluntary)	4.	Statement for Month/Year		X Officer (give title below)	Other (specify below)
	6166 Nancy Ridge Drive						March 2002		President and CEO

(Street)						5.	If Amendment, Date of Original (Month/Year)	7.	Individual or Joint/Group Filing (Check Applicable Line) X Form filed by One Reporting Person Form filed by More than One
	San Diego	California	92121						Reporting Person

	(City)	(State)	(Zip)
				Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
			(Month/ Day/ Year)									(Instr. 3 and 4)
					Code	V		Amount	(A) or (D)	Price

	Common Stock											377,508(1)		D

(1)
Includes 625 shares acquired under the Arena stock purchase plan in March 2002.
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (7-97)

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

FORM 4 (Continued)	Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)	2.	Conversion or Exercise Price of Derivative Security	3.	Transaction Date (Month/Day/Year)	4.	Transaction Code (Instr. 8)		5.	Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)		6.	Date Exercisable and Expiration Date (Month/Day/Year)

							Code	V		(A)	(D)		Date Exercisable	Expiration Date

Employee Stock Option (right to buy)			$24.23										8/22/01	8/22/10

Employee Stock Option (right to buy)			$24.23										8/22/02	8/22/10

Employee Stock Option (right to buy)			$24.23										8/22/03	8/22/10

Employee Stock Option (right to buy)			$24.23										8/22/04	8/22/10

Employee Stock Option (right to buy)			$16.00										1/16/02	1/16/11

Employee Stock Option (right to buy)			$16.00										1/16/03	1/16/11

Employee Stock Option (right to buy)			$16.00										1/16/04	1/16/11

Employee Stock Option (right to buy)			$16.00										1/16/05	1/16/11

Employee Stock Option (right to buy)			$25.58										7/31/02	7/31/11

Employee Stock Option (right to buy)			$25.58										7/31/03	7/31/11

Employee Stock Option (right to buy)			$25.58										7/31/04	7/31/11

Employee Stock Option (right to buy)			$25.58										7/31/05	7/31/11

Employee Stock Option (right to buy)			$12.25										1/15/03	1/15/12

Employee Stock Option (right to buy)			$12.25										1/15/04	1/15/12

Employee Stock Option (right to buy)			$12.25										1/15/05	1/15/12

Employee Stock Option (right to buy)			$12.25										1/15/06	1/15/12

7.	Title and Amount of Underlying Securities (Instr. 3 and 4)		8.	Price of Derivative Security (Instr. 5)	9.	Number of Derivative Securities Beneficially Owned at End of Month (Instr. 4)	10.	Ownership Form of Derivative Securities Beneficially Owned at End of Month (Instr. 4)	11.	Nature of Indirect Beneficial Ownership (Instr. 4)

	Title	Amount or Number of Shares

	Common Stock	50,000				50,000		D

	Common Stock	50,000				50,000		D

	Common Stock	50,000				50,000		D

	Common Stock	50,000				50,000		D

	Common Stock	25,000				25,000		D

	Common Stock	25,000				25,000		D

	Common Stock	25,000				25,000		D

	Common Stock	25,000				25,000		D

	Common Stock	25,000				25,000		D

	Common Stock	25,000				25,000		D

	Common Stock	25,000				25,000		D

	Common Stock	25,000				25,000		D

Common Stock	42,500	42,500	D

Common Stock	42,500	42,500	D

Common Stock	42,500	42,500	D

Common Stock	42,500	42,500	D

Explanation of Responses:

	/s/ Jack Lief	4/04/02
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).	**Signature of Reporting Person	Date

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.		Page 2 of 2